Exhibit 10.11A

November 17, 2008

Mr. Scott Strickliin

150 Parish Lane

Roanoke, TX 76262

Dear Scott:

On behalf of MASERGY, (the “Company”), I am very pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.

Employment. The Company is offering you the position of Senior Vice President of Sales. As Senior Vice President of Sales, you will report to Chris MacFarland, COO. In addition to your normal duties, you will be responsible for other duties as may from time to time be assigned to you by the Company. We would like for you to begin work with the Company on November 19, 2008.

Compensation. Your annual base salary rate will be $200,000. You are entitled to participate in a performance bonus plan with a value up to 50% of your base salary based on 100% achievement of specified objectives (which will be pro-rated from your start date in the current fiscal year). Whether those objectives have been fulfilled is a matter of the Company’s discretion. Whether any discretionary bonus is paid and whether it is paid out in stock options or cash is at the discretion of the Board of Directors. Your base salary will be paid in 24 installments in accordance with the Company’s standard payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

Benefits. As a full-time employee, you will be eligible immediately upon employment to participate in the Company’s health benefit plans, subject to terms, conditions and limitations contained in the applicable plan documents and insurance policies. Such benefits may include: group medical, dental, life insurance and disability insurance plans. You also will be eligible to participate in the Company’s 401(k) plan as outlined in the plan requirements. You also will receive 3.33 hours of vacation per completed pay period to be taken at such times as may be approved in the sole discretion of the Company.

Stock Option Grant. Upon the commencement of your employment by the Company, you will be granted options to purchase up to 85,000 shares of common stock of the Company at an exercise price equal to the fair market value of the common stock on the date of grant (which is the date your grant is approved by the board or the date you begin employment, whichever is later). Twenty-Five Percent (25%) of the option shares shall vest 12 months after the date of your employment commencement with the Company, and the remainder shall vest in 36 equal monthly increments thereafter. All options shall be subject to the general terms and conditions of the Company’s stock option/stock issuance plan, including exercise periods, “single trigger” vesting in the event of change-of-control, and the circumstances under which such options shall terminate.

Severance. Your employment with the Company is at-will; however, if you are involuntarily terminated without cause, you will be eligible to receive severance payments equal to six months salary upon your execution of a Separation Agreement. Should your employment be involuntarily terminated within 12 months following a change-of-control, you will be eligible to receive severance payments equal to 12 months of salary, targeted bonus and COBRA reimbursement upon your execution of a Separation Agreement.

Mr. Scott Stricklin

November 17, 2008

At-Will Employment. If you accept the Company’s offer of employment, your employment with the Company will be on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice. Any contrary representations or agreements that may have been made to you are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company, which expressly states the intention to modify the at-will nature of your employment.

By signing below and accepting this offer, you acknowledge and agree that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the “at will” nature of your employment with the Company and will not create any implied contract requiring cause for termination of employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

Agreements. As a condition of your employment, you will be required to execute the enclosed Proprietary Information and Inventions Agreement.

Proof of Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with the Company’s policy prohibiting unlawful harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment.

Other Agreements. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

If you wish to accept this offer, please return all pages of the following signed, dated documents: this Offer Letter, and the Proprietary Information and Inventions Agreement. Please return the original signed documents in their entirety to: MASERGY, Human Resource Department, Attn: Tammy Skaife, 2740 N Dallas Parkway #260, Plano, Texas 75093. You should keep one copy of this letter for your own records. This offer, if not accepted, will expire on or before November 19, 2008.

Mr. Scott Stricklin

November 17, 2008

We are looking forward to having you join us at MASERGY. If you have any questions, please call Tammy Skaife at (214) 442-5673.

Best regards, MASERGY

By:	/s/ Chris MacFarland
Chris MacFarland COO

This letter correctly sets forth the terms of my at-will employment with the Company.

/s/ Scott Stricklin	Dated:	11/17/2008
Scott Stricklin